Exhibit 10.7

VALLEY FORGE ASSET MANAGEMENT CORP.

December 1, 2008

Bernard A. Francis Jr.

P.O. Box 837

Valley Forge, PA 19482

Re:	Employment Agreement Amendment – Section 409A of the Internal Revenue Code

Dear Bernie:

You and Valley Forge Asset Management Corp. (including any successor, “VFAM”), which is a wholly-owned subsidiary of Susquehanna Bancshares, Inc. (“SBI”, and collectively with VFAM, the “Company”) are parties to that certain employment agreement dated January 1, 2004, as amended January 18, 2005 (the “Existing Agreement”), which provides you with certain rights as an employee of the Company, including the right to receive severance payments, as set forth in the Existing Agreement, should you be involuntarily terminated, including in certain circumstances, in the event of your resignation on account of an “adverse change in your circumstances” (as defined in the Existing Agreement”). As a result of recent changes to the tax laws, the Existing Agreement is subject to section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

In order to comply with section 409A of the Code, the parties agree that the Existing Agreement is hereby amended by this letter (“Amendment” which together with the Existing Agreement will constitute your “Employment Agreement”) to include the following provisions:

1)	Section 4.2 is amended to add the following sentence to the end of existing text, as follows:

The Employee’s bonus (if any) for a fiscal year shall be paid to him at the time and in the form and manner provided under the terms of the applicable plan pursuant to which the bonus is awarded.

2)	The last sentence of Section 7.3 is deleted in its entirety and replaced, as follows:

Notwithstanding the preceding, subject to the requirements of applicable law, if such permanent disability continues, the Company may terminate the Employee’s employment and this Agreement on account of the Employee’s disability. Upon such termination, the Company and VFAM (i) shall have no further obligation to the Employee under this Agreement other than in connection with such benefits as may be available under such disability insurance programs, and (ii) shall not be obligated to provide or pay for any benefits under the programs or policies listed in subparagraphs 7.1 and 7.2 above, except to the extent that any of the benefits available under such programs or policies survive termination of the Employee’s employment by their express terms, or as required by law, in which event they shall continue only as required by their express terms or as required by law, whichever is applicable.

3)	The first paragraph of Section 10.1 is deleted in its entirety and replaced, as follows:

The Employee shall be deemed to have been given notice of termination (“Notice of Termination”) for purposes of this subsection 10.1 if this Agreement is not renewed by the Company and (i) the Employee elects in a writing delivered to the Company within thirty (30) calendar days of the termination of the Period of Employment to treat such failure to renew as Notice of Termination, effective as of the date of delivery of such election to the Company, or (ii) the Employee does not exercise his rights under the immediately preceding clause, effective on the last day of the twenty-fourth (24th) month following the most recent renewal date. Notwithstanding anything to the contrary, the terms of this subjection 10.1 shall apply only if the Company fails to renew the Agreement in accordance with Section 3 and the Employee is otherwise willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company.

4)	The second paragraph of Section 10.1 is deleted in its entirety and replaced, as follows::

Upon the effective date of a Notice of Termination under this subsection 10.1, the Company may request the Employee to, and if required, the Employee shall continue to perform his duties as set forth in this Agreement for a period not to exceed three (3) months from the effective date of the Notice of Termination. In addition to such period, the Employee shall be reasonably available for a period of up to nine (9) additional months for advice and consultation as required by the Company or VFAM. The Employee shall be entitled to receive all salary, benefits and such bonus for which the Employee is eligible for both the three (3) month period referenced above and the portion of the nine (9) month period during which the Employee continues to work for VFAM pursuant to the preceding requirements. The Employee will have a “separation from service” from the Company within the meaning of section 409A of the Code on the earlier of (i) the last day of the applicable period described above during which the Employee continues to be employed by the Company or VFAM following the effective date of the Notice of Termination, and (ii) the date on which the Employee obtains other employment during such twelve (12) month period, at which point all compensation and benefits shall cease and the Company shall have no further liability or obligation by reason of such separation from service.

5)	Section 10.2 is deleted in its entirety and replaced, as follows:

10.2 This Agreement may be terminated upon action of the Employee by not less than two (2) months notice to the Company. The Employee agrees in the event of termination under this subparagraph to cooperate, advise and consult the Company as needed to assist in the transition of Employee’s replacement during such two (2) month period. On the last day of the two (2) month notice period, the Employee will have a “separation from service” from the Company within the meaning of section 409A of the Code and such date shall be the Employee’s Termination Date for purposes of this Agreement. Following the Employee’s Termination Date under this Section 10.1, the Employee agrees to be available to cooperate, advise and consult the Company as needed for a period of four (4) months during reasonable time and under reasonable circumstances, provided, however, that the Employee shall not during such time provide services at a level that would result in the Employee not being considered to have had a “separation from service” under section 409A of the Code on the last day of the original two (2) month notice period.

6)	The first sentence of Section 10.5(a) is deleted in its entirety and replaced as follows:

In addition to termination under subparagraphs 10.1, 10.2 and 10.3 above, the Employee’s employment by the Company under this Agreement may be terminated by the Company at any time without cause during the term provided in this Employment Agreement or by the Employee within twelve (12) months following a Change in Control if their occurs an adverse change in the Employee’s circumstances within such twelve (12) month period.

7)	Section 10.5(a) is amended to add the following sentence to the end of existing text, as follows:

Subject to Section 10.10, the severance amounts described in this subparagraph 10.5 shall be paid in a single lump sum payment within 30 days after the Employee’s termination date, subject to the Employee’s execution and delivery of an effective release as described below in subparagraph 10.9.

8)	Section 10.5(a)(1) is deleted in its entirety and replaced, as follows:

(1) if the Employee participates in any defined benefit pension plan maintained by the Company or one of its Affiliates immediately before the Employee’s termination date (whether such plan is tax qualified or non-qualified), the Employee shall accrue an additional, fully vested benefit under the Company’s non-qualified pension plan (which shall be paid at the time and in the form determined under the nonqualified pension plan and shall be determined in all respects pursuant to the terms of the applicable defined benefit pension plan(s)) equal to the difference between (a) the benefit that the Employee would have accrued under all defined benefit pension plans of the Company or its Affiliates in which the Employee participated immediately before the Employee’s termination date, taking into account the compensation paid to the Employee under Section 10.5 as compensation for purposes of the applicable plan and increasing the Employee’s years of benefit service under the applicable plan by the number of years in the remainder of the Period of Employment (the “Severance Period”), and (b) the actual benefit due to the Employee under all defined benefit pension plans of the Company and its Affiliated in which the Employee participated immediately before the Employee’s termination date;

9)	Section 10.5(a)(2) is deleted in its entirety and replaced, as follows:

(2) the employee benefits listed below for the remainder of the Period of Employment, in the form and manner set forth below:

(a) continued coverage under the applicable health plan of the Company pursuant to section 4980B of the Code for the Employee, his spouse and eligible dependents, for the period commencing on the Employee’s termination date and continuing for the duration of the Severance Period, which coverage will run concurrent with the coverage provided under section 4980B of Code, subject to the requirement that the Employee remit the employee portion of premium cost associated with the foregoing coverage;

(b) continued coverage under the applicable life insurance and accidental death and dismemberment policy(ies) which insured the Employee during the term of his employment for the period commencing on the Employee’s termination date and continuing for the remainder of the Period of Employment, subject to the requirement that the Employee remit the employee portion of premium cost associated with the foregoing coverage, if any. The Employee should consult with the Company concerning any life insurance policies and the Employee’s ability to transfer such policy to the Employee following the end off the Severance Period; and

(c) continued coverage under the applicable disability insurance policy(ies) of the Company for the period commencing on the Employee’s termination date and continuing for the duration of the Severance Period, subject to the requirement that the Employee remit the employee portion of premium cost associated with the foregoing coverage, if any.

10)	A new Section 10.6(e) is added, as follows:

(e) Notwithstanding any provision of this subparagraph 10.6 to the contrary, in accordance with the requirements of section 409A of the Code, any Parachute Gross-up payable hereunder shall be paid not later than the end of the calendar year next following the calendar year in which the Employee or Company (as applicable) remits the taxes for which the Parachute Gross-up is being paid.

11)	A new Section 10.9 is added, as follows:

10.9 Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the Employee’s execution and delivery to the Company of a general release and non-disparagement agreement in a form prescribed by the Company and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law.

12)	A new Section 10.10 is added, as follows:

10.10 Except as otherwise provided in Section 10, all compensation and benefits shall cease at the time of such termination and the Company shall have no further liability or obligation by reason of such termination.

Notwithstanding anything herein to the contrary, if, at the time of the Employee’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Employee is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Employee’s “separation of service” with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Employee on the first payroll date that occurs after the date that is six months following Employee’s “separation of service” with the Company. If the Employee dies during the postponement period prior to the payment of postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of the Employee’ s estate within 60 days after the date of the Employee’s death. A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its designee. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its designee in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

13)	Section 14.1 is amended to add the following provision after the first sentence of Section 14.1(d), as follows:

In applying this offset principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

14)	The definition of “an adverse change in the Employee’s circumstances” in Section 17.2 is deleted in its entirety and replaced, as follows:

The term “an adverse change in the Employee’s circumstances” shall include and be limited to (A) a significant change in the nature or scope of the Employee’s duties as set forth in the first sentence of paragraph 2 hereof such that the Employee has been reduced to a position of materially lesser authority, status or responsibility, or the time required to be spent by the Employee 60 miles or more beyond the Company’s geographic market area shall be increased without the Employee’s consent by more than twenty percent (20%), as compared to the average of the two (2) preceding years, (B) a material reduction in the Employee’s base compensation, or (C) any other material and willful breach by the Company of any other provision of this Agreement.

However, none of the foregoing events or conditions shall constitute an Adverse Change unless: (x) the Employee provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) the Employee resigns his employment within 60 days following the expiration of the 30-day cure period in order for such termination to be treated as a termination upon an Adverse Change. If termination occurs after such time, the termination shall be treated as a termination other than for Adverse Change and the Employee shall not be entitled to severance benefits under this Agreement.

15)	A new Section 17.7 is added, as follows:

17.7 Section 409A of the Code. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. The Employee shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Company have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Employee’s “separation from service” (within the meaning of such term under section 409A of the Code). In no event shall the Employee, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Please confirm that this letter agreement accurately sets forth our agreement with respect to the foregoing matters by signing the enclosed copy of this letter in the space provided below and returning it to me by December 19th.

Very truly yours,

/s/ Edward Balderston, Jr.
Edward Balderston, Jr.
Executive Vice President & CAO

Susquehanna Bancshares, Inc.	Valley Forge Asset Management Corp.

/s/ William J. Reuter	/s/ Frank C. Corace
William J. Reuter, Chairman & CEO	Frank C. Corace, Director & Vice President

AGREED TO AND ACCEPTED BY as of the date first set forth above:

/s/ Bernard A. Francis, Jr.
Bernard A. Francis, Jr.